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                                                                    EXHIBIT 10.4

                         TRANSITION SERVICES AGREEMENT

        This Transition Services Agreement (this "Agreement") is made and entered into as of this 30th day of June, 1999, by and between Smith & Nephew Inc., a Delaware corporation (hereinafter "S&N"), and DonJoy, L.L.C., a Delaware limited liability company (hereinafter "DonJoy, L.L.C.").

        WHEREAS, pursuant to the Recapitalization Agreement, dated as of April 29, 1999 (the "Recapitalization Agreement") by and among S&N, DonJoy, L.L.C. and Chase DJ Partners, LLC ("Investor"), DonJoy, L.L.C. is selling to Investor 645,000 Common Units of DonJoy, L.L.C. and DonJoy, L.L.C. is redeeming 2,000,000 Common Units from S&N, such that upon consummation of the transactions contemplated by the Recapitalization Agreement Investor will own approximately a ninety percent (90%) membership interest in DonJoy, L.L.C. (capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Recapitalization Agreement);

        WHEREAS, it is a condition to Investor's obligations under the Recapitalization Agreement that S&N and DonJoy, L.L.C. enter into this Agreement; and

        WHEREAS, in accordance with the Recapitalization Agreement, S&N wishes to assist DonJoy, L.L.C. with the transfer and transition of the Business and DonJoy, L.L.C. wishes to obtain such assistance, all on the terms and conditions herein described.

        NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, S&N and DonJoy, L.L.C. do hereby agree as follows:

I.         SERVICES

        In this Agreement, "Services" shall mean those services provided by S&N to DonJoy, L.L.C. as listed and described on Exhibit A hereto and such other services as the parties may mutually agree.

I.         DELIVERY OF SERVICES

        a) The Services shall be performed by employees, representatives or agents of S&N as may be selected by S&N and which are reasonably acceptable to DonJoy, L.L.C. The Services shall be provided at times that are mutually agreeable to the parties.

        b) The parties hereto shall be treated for all purposes as independent contractors and not as an agent or representative of the other party and neither has any power, right or authority to bind the other party or to assume or to create any obligation or responsibility, express or implied, on behalf of the other party. Nothing stated in this Agreement shall be construed as constituting DonJoy, L.L.C. and S&N as partners or as members of a joint venture, or as creating the relationship of employer and employee, master and servant, or principal and agent between them.



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I.         TERM AND TERMINATION

        a) This Agreement shall commence on the date hereof and, except as provided in Exhibit A, shall expire on December 31, 1999 DonJoy, L.L.C. shall have the right to terminate any Service to be provided under this Agreement by providing S&N with at least thirty (30) days prior written notice.

        b) Either party may terminate this Agreement by written notice having immediate effect in the event that any of the following events occur: (1) a receiver is appointed over any of the assets of the other party and such receivership shall not have been vacated or stayed within thirty (30) days; (2) the other party is unable to pay its debts as they mature or ceases to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of its creditors; (3) any voluntary proceedings are commenced by or for the other party under any bankruptcy, insolvency, or debtors' relief law; or for any proceedings commenced against the other party under any bankruptcy, insolvency or debtors' relief law and such proceeding is not vacated or set aside within thirty (30) days from the date of commencement thereof.; or (4) material default by the other party under its respective Ancillary Agreements.

        c) Any material breach of any term of this Agreement shall entitle the other party to terminate this Agreement provided the non-breaching party first gives notice to the breaching party and permits the breaching party twenty (20) days to cure such breach, provided that in the event of delay of payment by DonJoy, L.L.C. the cure period shall be five (5) days. The right to terminate shall be in addition to all other rights and remedies available at law or in equity.

4.      INDEMNIFICATION

        a) Indemnification by S&N

           S&N agrees to defend, indemnify and hold harmless DonJoy, L.L.C. and DonJoy, L.L.C.'s officers, managers, equity holders and Affiliates from and against any and all claims, actions, damages, losses, costs, liabilities and expenses (including without limitation reasonable attorneys' fees) (hereinafter "Losses") sustained or incurred by DonJoy, L.L.C. as a consequence of (i) any injury, death or property damage arising out of the negligence or willful misconduct of S&N or its employees or agents (except to the extent that such injury, death or damage was caused by the negligent act or willful misconduct of DonJoy, L.L.C.) in any action or proceeding brought by any third party respecting such claim, (ii) S&N's negligent act or omission, or (iii) S&N's failure to comply with its obligations hereunder.

        b) Indemnification by DonJoy, L.L.C.

           DonJoy, L.L.C. shall indemnify, defend and hold harmless S&N and S&N's officers, directors, equity holders and Affiliates from and against any Losses as a consequence of (i) any injury, death or property damage arising out of the negligence or



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willful misconduct of DonJoy, L.L.C. or its employees or agents (except to the extent that such injury, death or damage was caused by the negligent act or willful misconduct of S&N) in any action or proceeding brought by any third party respecting such claim, (ii) DonJoy, L.L.C.'s negligent act or omission,
(iii) DonJoy, L.L.C.'s failure to comply with its obligations hereunder, (iv) any claim made in respect of an International Employee (as hereinafter defined) for actions or omissions after the Closing Date or (v) claim made in respect of any product of the Business sold by DonJoy, L.L.C. under any Group Purchasing Contract (as hereinafter defined).

        c) Indemnification Procedures

           Each party shall be entitled to the indemnity described in paragraphs (a) and (b) of this Section provided the following conditions are met; the party obliged to provide indemnification is referred to as the "Indemnifying Party", and the party entitled to be indemnified is referred to as the "Indemnified Party":

           (i) Promptly upon learning of any claim for which indemnification is sought from the Indemnifying Party, the Indemnified Party shall notify the Indemnifying Party of such claim and shall furnish to the Indemnifying Party all information known and available to the Indemnified Party related to such claim.

           (ii) In the event of the commencement of litigation on the basis of such claim, the Indemnified Party shall tender the defense of such litigation to the Indemnifying Party.

           (iii) The Indemnified Party shall comply with any such reasonable instructions received from the Indemnifying Party relating to settlement of such claim (unless settlement of the claim would establish an adverse precedent for other similar claims in the future), if any, to the extent that it lies within the power of the Indemnified Party to comply with any such instructions, excluding any instruction that requires the Indemnified Party to license or otherwise make available technology or other confidential information to a third party.

           (iv) If the Indemnifying Party undertakes defense of such litigation, the Indemnifying Party shall be entitled to appoint its attorneys to defend the case in the name of the Indemnified Party, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its chosen attorneys in the defense of such litigation. The Indemnified Party shall be free to appoint its own attorneys in the same litigation, at its sole expense, although all decisions with respect to the conduct or settlement of such litigation shall remain solely with the Indemnifying Party.

        d) Insurance

           Each party shall maintain at its own expense general public liability coverage of not less than Three Million Dollars ($3,000,000) per occurrence with respect to bodily injury and death and Three Million Dollars ($3,000,000) per occurrence with


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respect to property damage for each claim with a deductible of no more than Two
Hundred Fifty Thousand Dollars ($250,000). Each party shall provide the other with a certificate of insurance showing coverage and showing that the other has been named as an additional insured. Further, each party's insurer shall give the other party at least thirty (30) days prior written notice of any proposed cancellation or modification of the product liability insurance policy.

5.      GOVERNMENTAL PERMITS AND COMPLIANCE WITH LAWS

        a) The parties shall maintain all governmental permits required in order to perform their respective obligations under this Agreement. The parties shall comply with all laws, rules and regulations in all material respects; provided that DonJoy, L.L.C. shall have the sole responsibility for compliance with all laws, rules and regulations relating to the Business.

6.      MISCELLANEOUS

        a) This Agreement shall be amended or modified only by a written instrument executed by the duly authorized representatives of both parties.

        b) The waiver by either party of a breach or default in any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision.

        c) All notices under this Agreement shall be in writing and shall be sufficient if delivered in accordance with the requirements of the Recapitalization Agreement.

        d) The construction, performance and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than conflicts of law provisions).

        e) If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        f) Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including, without limitation, any claim that any of said Agreement, or any part thereof, is invalid, illegal or otherwise voidable or void, shall be submitted to arbitration in accordance with the Commercial Rules of the American Arbitration Association; provided, however, that this clause shall not be construed to limit or to preclude either party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate. The arbitration shall be conducted in Chicago.

        g) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. The parties represent that, in entering into this


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Agreement, they are not relying upon any previous representation, inducement or agreement of any kind.

        h) In the event of arbitration and/or litigation over any controversy or claim arising out of or relating to this Agreement, or any breach thereof, the prevailing party shall be entitled to recover its reasonable attorneys fees and expenses in connection with such arbitration and/or litigation.

        i) All Exhibits attached hereto are incorporated into this Agreement by reference.

        j) Neither party may assign this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that DonJoy, L.L.C. may assign its rights and obligations under this Agreement to any Affiliate or subsidiary (including DJ Orthopedics, LLC) without the prior written consent of S&N; provided further, that neither party hereto shall be released from any of its obligations hereunder by reason of any such assignment.

        k) S&N shall be not liable for its failure to perform its obligations under this Agreement due to events beyond its reasonable control including, but not limited to, strikes, riots, wars, fire, acts of God, inability to obtain or shortages of labor, materials, equipment or transportation and acts in compliance with applicable law, regulation, or order (whether valid or invalid) of any governmental body.

                  [Remainder of Page Intentionally Left Blank]


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DonJoy, L.L.C.                         Smith & Nephew, Inc.,


By:    /s/ Leslie H. Cross               By:    /s/ Clifford K. Lomax
       --------------------------                ----------------------------

Title: President and CEO                 Title: Treasurer
       ---------------------------              -----------------------------

               [Signature Page to Transition Services Agreement]


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                                   EXHIBIT A

                                    SERVICES

The following Services are to be provided at no additional consideration beyond that set forth herein, provided, however, DonJoy, L.L.C. shall reimburse S&N for all payments made by S&N to third parties in conjunction with the services:

1. Continue Steven Murphy and Lieve Vandem Berghe (collectively "International Employees") as employees of S&N's affiliates in the United Kingdom and Belgium, respectively, until the earlier of: (a) fifteen (15) days following receipt of written notice from DonJoy, L.L.C.; or (b) December 31, 1999. DonJoy, L.L.C. shall reimburse S&N's affiliates in the United Kingdom and Belgium, as applicable, for all compensation, expenses and benefits paid or provided to or on behalf of the International Employees. The appropriate S&N affiliate will invoice DonJoy, L.L.C. for all such amounts, which amounts shall be paid by DonJoy, L.L.C. to such affiliate within thirty (30) days in the currency designated in by such affiliate. DonJoy L.L.C.'s obligation to reimburse S&N for expenses shall include the actual expense for providing such benefits in addition to a reasonable charge for administering the benefits and benefit plans. The level of compensation to be paid to the International Employees shall be the same is currently as paid to the International Employees as of the date hereof, unless the compensation is adjusted by written notice from DonJoy, L.L.C. to S&N. The benefits to be provided to the International Employees shall be similar to those provide to the International Employees prior to the date of this Agreement.

2. Support the orderly transition of services for human resource support relating to the Business.

3. Assist in the transition of the employee payroll tax function relating to the Business from S&N to DonJoy, L.L.C.

4. Assist in the transition of the sales tax reporting function relating to the Business from S&N to DonJoy, L.L.C.

5. Assist in the transition of the master group buying company contracts listed on Schedule 1 that include products of the Business from the master contract with S&N (collectively the "Group Purchasing Contracts") to a separate agreement or arrangement for the benefit of DonJoy, L.L.C. At the written request of DonJoy, L.L.C. and conditioned upon approval of the other party to the respective Group Purchasing Contract if such approval is required under such Group Purchasing Contract, S&N shall permit DonJoy, L.L.C. to sell the products of the Business under and pursuant to the Group Purchasing Contracts in accordance with the terms of a subcontract between the Parties ("Subcontract Arrangement"). The Subcontract Arrangement relating to any Group Purchasing Contract will commence within a reasonable period of time following the receipt of the request and end on the earlier of




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    (a) such time as DonJoy, L.L.C. enters into a contract to replace such
    Group Purchasing Contract; (b) such Group Purchasing Contract terminates; and (c) thirty (30) days after DonJoy, L.L.C. notifies S&N that it no longer wishes to purchase products pursuant to such Group Purchasing Contract. The Parties shall negotiate in good faith with respect to the processes and procedures and other terms of each Subcontract Arrangement, which shall be substantially similar to the processes and procedures followed as of the date of this Agreement; provided that, unless otherwise agreed by the Parties, prior to January 1, 2000 DonJoy, L.L.C. shall not be required to pay S&N any fee for products subject to a Subcontract Arrangement and, on and after January 1, 2000, DonJoy, L.L.C. shall pay S&N a fee equal to 1.5% of DonJoy, L.L.C.'s gross sales for products subject to a Subcontract Arrangement.

6. Store the assets of DonJoy, L.L.C., including shelving, racks and obsolete inventory, located at 2777 Loker Avenue, Carlsbad, CA (the "Premises") on the date hereof (the "Stored Assets") until the earlier of (a) 10 business days after S&N gives notice to DonJoy, L.L.C. that (i) S&N or its subtenant desires to use the Premises or (ii) the removal of the Stored Assets is required by the owner of the Premises, and (b) December 31, 1999. DonJoy, L.L.C., at its own expense, shall remove the Stored Assets from the Premises within 5 business days after the termination of DonJoy, L.L.C.'s storage rights pursuant to the preceding sentence.

7. Assist in the transition of documents relating to the Business in the possession or under the control of S&N's Legal Department. Assist in the transition of the legal function relating to the Business from S&N to DonJoy, L.L.C.

8. Assist in the transfer of the treasury and cash management functions relating to the Business from S&N to DonJoy, L.L.C.

9. S&N will act as authorized European representative for CE regulation through December 31, 1999.



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                                   Schedule 1

Novation
Premier
AmeriNet